UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

NAME OF ISSUER				ALLIANCE DATA SYSTEMS CORP

TITLE OF CLASS OF SECURITIES		Common

CUSIP NUMBER				018581108

DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT
May 31, 2009

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
























Page 1 of 9 Pages


13G

CUSIP No. 018581108							Page 2 of 9 Pages
------------------------------------------------------------------------------
1.	Name of reporting person
	S.S. or I.R.S. identification no. of above person

	Putnam, LLC. d/b/a/ Putnam Investments
	36-4488942
------------------------------------------------------------------------------
2.	Check the appropriate box if a member of a group*
		(a)(   )		(b)(   )
------------------------------------------------------------------------------
3.	SEC use only

------------------------------------------------------------------------------
4.	Citizenship or place of organization

	Delaware
------------------------------------------------------------------------------
				5.	Sole Voting Power

						NONE
Number of	 shares	)			-----------------------------
Beneficially	)	6.	Shared Voting Power
owned by each	)
						274191
Reporting		)
Person with:	)			-----------------------------
				7.	Sole Dispositive Power

						NONE
					-----------------------------
				8.	Shared Dispositive Power

						6647702
------------------------------------------------------------------------------
9.	Aggregate amount beneficially owned by each reporting person

		6647702

------------------------------------------------------------------------------
10.	Check box if the aggregate amount in row (9) excludes certain shares*

------------------------------------------------------------------------------
11.	Percent of class represented by amount in row 9

		11.3%
------------------------------------------------------------------------------
12.	Type of Reporting person*

	HC
------------------------------------------------------------------------------


13G

CUSIP No. 018581108							Page 3 of 9 Pages
------------------------------------------------------------------------------
1.	Name of reporting person
	S.S. or I.R.S. identification no. of above person

	Putnam Investment Management, LLC.
	04-2471937
------------------------------------------------------------------------------
2.	Check the appropriate box if a member of a group*
		(a)(   )		(b)(   )
------------------------------------------------------------------------------
3.	SEC use only

------------------------------------------------------------------------------
4.	Citizenship or place of organization

	Delaware
------------------------------------------------------------------------------
				5.	Sole Voting Power

						NONE
Number of	 shares	)			-----------------------------
Beneficially	)	6.	Shared Voting Power
Owned by each	)
Reporting		)			100855
Person with:	)			-----------------------------
				7.	Sole Dispositive Power

						NONE
					-----------------------------
			8.	Shared Dispositive Power

						6211310
------------------------------------------------------------------------------
9.	Aggregate amount beneficially owned by each reporting person

		6211310
------------------------------------------------------------------------------
10.	Check box if the aggregate amount in row (9) excludes certain shares*

------------------------------------------------------------------------------
11.	Percent of class represented by amount in row 9

		10.6%
------------------------------------------------------------------------------
12.	Type of Reporting person*

	IA
------------------------------------------------------------------------------


13G

CUSIP No. 018581108							Page 4 of 9 Pages
------------------------------------------------------------------------------
1.	Name of reporting person
	S.S. or I.R.S. identification no. of above person

	The Putnam Advisory Company, LLC.
	04-6187127
------------------------------------------------------------------------------
2.	Check the appropriate box if a member of a group*
		(a)(   )		(b)(   )
------------------------------------------------------------------------------
3.	SEC use only

------------------------------------------------------------------------------
4.	Citizenship or place of organization

	Delaware
------------------------------------------------------------------------------
				5.	Sole Voting Power

						NONE
Number of	 shares	)			-----------------------------
Beneficially	)	6.	Shared Voting Power
Owned by each	)
Reporting		)			173336
Person with:	)			-----------------------------
				7.	Sole Dispositive Power

						NONE
					-----------------------------
				8.	Shared Dispositive Power

						436391
------------------------------------------------------------------------------
9.	Aggregate amount beneficially owned by each reporting person

		436391
------------------------------------------------------------------------------
10.	Check box if the aggregate amount in row (9) excludes certain shares*

------------------------------------------------------------------------------
11.	Percent of class represented by amount in row 9

	0.7%
------------------------------------------------------------------------------
12.	Type of Reporting person*

	IA
------------------------------------------------------------------------------


SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)



Item 1(a)	Name of Issuer:		ALLIANCE DATA SYSTEMS CORP

Item 1(b)	Address of Issuer's Principal Executive Offices:

17655 Waterview Parkway, Dallas TX, 75252,

Item 2(a)						Item 2(b)

Name of Person Filing:				Address or Principal Office or, if
							NONE, Residence:

Putnam, LLC d/b/a Putnam Investments	One Post Office Square
	("PI")						Boston, Massachusetts 02109
on behalf of itself and:

Putnam Investment Management, LLC.		One Post Office Square
	("PIM")						Boston, Massachusetts 02109

The Putnam Advisory Company, LLC.		One Post Office Square
	("PAC")						Boston, Massachusetts 02109




Item 2(c)		Citizenship:  PI, PIM and PAC are limited liability companies
			organized under Delaware law.  The citizenship of other
			persons identified in Item 2(a) is designated as follows:

			**	Voluntary association known as Massachusetts business trust -
				Massachusetts law


Item 2(d)		Title of Class of Securities:	Common

Item 2(e)		Cusip Number:	018581108

Page 5 of 9 Pages



Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
		check whether the person filing is a:


(a)(   )	Broker or Dealer registered under Section 15 of the Act


(b)(   )	Bank as defined in Section 3(a)(6) of the Act


(c)(   )	Insurance Company as defined in Section 3(a)(19) of the Act


(d)(   )	Investment Company registered under Section 8 of the Investment
		Company Act


(e)( X )	Investment Adviser registered under Section 203 of the Investment
		Advisers Act of 1940


(f)(   )	Employee Benefit Plan, Pension Fund which is subject to the
		provisions of the Employee Retirement Income Security Act of 1974 or
		Endowment Fund; see (Section 240.13d-1(b)(1)(ii)(F)


(g)( X )	Parent Holding Company, in accordance with Section
		240.13d-1(b)(ii)(G)


(h)(   )	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)





	Page 6 of 9 Pages


Item 4.
Ownership.
						PIM*			PAC			PI
						-----			---			----
						(Investment advisers		(Parent company
						& subsidiaries of PI)		to PIM and PAC)

(a)	Amount Beneficially
	Owned:				6211310	+	436391	=	6647702

(b)	Percent of Class:			10.6%		+	0.7%		=	11.3%

(c)	Number of shares as
	to which such person has:

(1)	sole power to vote
	or to direct the vote;
	(but see Item 7)			NONE			NONE			NONE

(2)	shared power to vote
	or to direct the vote;
	(but see Item 7)			100855			173336		274191

(3)	sole power to dispose
	or to direct the
	disposition of;
	(but see Item 7)			NONE			NONE			NONE

(4)	shared power to
	dispose or to direct
	the disposition of;
	(but see Item 7)			ALL			ALL			ALL



Page 7 of 9 Pages



Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date thereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( )

Item 6.	Ownership of More than Five/Ten Percent on Behalf of Another
Person:
No persons other than the persons filing this Schedule 13G have an economic interest in the securities reported on which relates to more than five percent of the class of securities. Securities reported on this Schedule 13G as being beneficially owned by PI consist of securities beneficially owned by subsidiaries of PI which are registered investment advisers, which in turn include securities beneficially owned by clients of such investment advisers, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

Item 7.	Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company

PI, wholly owns two registered investment advisers: Putnam Investment Management, LLC., which is the investment adviser to the Putnam family of mutual funds and The Putnam Advisory Company, LLC., which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and The Putnam Advisory Company, LLC has shared voting power over the shares held by the institutional clients. Pursuant to Rule 13d-4, PI declares that the filing of this Schedule 13G shall not be deemed an admission for the purposes of Section 13(d) or 13(g) that it is the beneficial owner of any securities covered by this Schedule 13G, and further states that it does not have any power to vote or dispose of, or direct the voting or disposition of, any of the securities covered by this Schedule 13G.

Item 8.	Identification and Classification of Members of the Group:
		Not applicable.

Item 9.	Notice of Dissolution of Group:

		Not applicable.

Item 10.	Certification.

Page 8 of 9 Pages



By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


PUTNAM, LLC.


	/s/ Harold P. Short Jr.
BY:	-------------------------------------------
	Signature

	Name/Title:	Harold P. Short Jr.
	Managing Director and Director of Investment Compliance

	Date:	October 13, 2009


For this and all future filings, reference is made to Power of Attorney dated May 27, 2004, with respect to duly authorized signatures on behalf of Putnam LLC., Putnam Investment Management, LLC., The Putnam Advisory Company, LLC. and any Putnam Fund wherever applicable.

For this and all future filings, reference is made to an Agreement dated June 28, 1990, with respect to one filing of Schedule 13G on behalf of said entities, pursuant to Rule 13d-1(f)(1).





Page 9 of 9 Pages